(Exhibit 12)

                                      INTERNATIONAL PAPER COMPANY
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Dollar amounts in millions)
                                              (Unaudited)
                                                                                     Three Months Ended
                                           For the Years Ended December 31,               March 31,
TITLE                                  1990      1991     1992    1993     1994         1994    1995
- -----------------------------------  --------  --------  ------  ------  --------      ------  ------
A) Earnings before income taxes,
     extraordinary item and
     accounting changes              $  945.9  $  637.9  $206.1  $500.0  $  664.0      $118.0  $390.6
B) Add: Fixed charges excluding
     capitalized interest               336.2     380.3   325.3   365.3     412.3        89.6   119.9
C) Add: Amortization of previously
     capitalized interest                 8.6       9.9     9.9    12.2      12.8         3.0     3.2
D) Less:  Equity in undistributed
     earnings of affiliates              (9.4)    (10.8)  (19.1)  (25.9)    (49.1)      (10.8)  (16.3)
                                     --------  --------  ------  ------  --------      ------  ------
E) Earnings before income taxes,
     extraordinary item, accounting
     changes and fixed charges       $1,281.3  $1,017.3  $522.2  $851.6  $1,040.0      $199.8  $497.4
                                     ========  ========  ======  ======  ========      ======  ======
   Fixed Charges

F) Interest and amortization of
      debt expense                   $  309.5  $  351.1  $297.1  $334.5  $  371.0      $ 81.4  $110.8
G) Interest factor attributable to
     rentals                             26.7      29.2    28.2    30.8      41.3         8.2     9.1
H) Capitalized interest                  26.3      36.4    42.0    12.2      18.0         2.2     7.6
                                     --------  --------  ------  ------  --------      ------  ------
I) Total fixed charges               $  362.5  $  416.7  $367.3  $377.5  $  430.3      $ 91.8  $127.5
                                     ========  ========  ======  ======  ========      ======  ======
J) Ratio of earnings to fixed
     charges                             3.53      2.44    1.42    2.26      2.42        2.18    3.90
                                     ========  ========  ======  ======  ========      ======  ======
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